Home Equity Loan-Backed Term Notes, GMACM Series 2000-HLTV1
Payment Date	09/18/2002

Servicing Certificate

Beginning Principal Balance	81,394,963.24
Ending Principal Balance	77,446,289.06
Principal Collections	3,808,589.17
Interest Collections	905,509.62

Active Loan Count	1,715

Principal Balance of Current Month Prefunding	0.00

Substitution Adjustment Amount	0.00

Policy Draw Amount	0.00

Total Limited Reimbursement Amount	16,361.71

Current month distribution to Credit Enhancer	22,025.38

Net Loan Rate	13.67%

Note Rate - Class A-1 Notes	1.9900%
Note Rate - Class A-2 Notes	7.8400%
Note Rate - Class A-3 Notes	8.1700%
Note Rate - Class A-4 Notes	8.2700%

	Beginning Note Balance	Ending Note Balance	Principal Distribution	Interest
Class A-1 Notes	0.00	-	-	-
Class A-2 Notes	3,972,575.59	23,901.41	3,948,674.18	25,954.16
Class A-3 Notes	29,790,000.00	29,790,000.00	-	202,820.25
Class A-4 Notes	41,753,000.00	41,753,000.00	-	287,747.76
Total Notes	75,515,575.59	71,566,901.41	3,948,674.18	516,522.17

Certificates	225,146.04

Prefunding Account	Total Amount
Beginning Balance	0.00
Interest Earned on Prefunding Account	0.00
Prior month Interest earned transferred to overcollateralization	0.00
Collection Period Subsequent Transfer	0.00
Prefunding Account balance distributed to Noteholders	0.00
Total Ending Prefunding Account Balance as of Payment Date	0.00

Capitalized Interest Account Balance
Beginning Balance	0.00
Withdraw relating to prior month Collection Period	0.00
Interest Earned	0.00
Interest Earned sent to Note Payment account	0.00
Total Ending Capitalized Interest Account Balance to Noteholders	0.00
Total Ending Capitalized Interest Account Balance	0.00

Beginning Overcollateralization Amount	5,880,121.40
Overcollateralization Amount Increase (Decrease)	(0.00)
Ending Overcollateralization Amount	5,880,121.40
Outstanding Overcollaterization Amount	(0.00)
Required Overcollateralization Amount	5,880,121.40

		Number	Percent
	Balance	of Loans	of Balance
Delinquent Loans (30 Days)*	2,097,677.08	47	2.71%
Delinquent Loans (60 Days)*	886,062.52	19	1.14%
Delinquent Loans (90+ Days)*	1,841,519.09	41	2.38%
Foreclosed Loans	29,812.68	1	0.04%
REO	0.00	0	0.00%

* Delinquency Figures Include Foreclosures, REO and Bankruptcy
			Percent
	Liquidation To-Date		of Balance
Beginning Loss Amount	7,755,543.29
Current Month Loss Amount	140,085.01		0.18%
Current Month Principal Recovery	1,225.96
Net Ending Loss Amount	7,894,402.34